Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HANCOCK WHITNEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $3.33 par value	457(c) and 457(h)	1,400,000 (1)	$59.57 (2)	$83,398,000 (2)	$153.10 per $1,000,000	$12,768.23
Total Offering Amounts					$83,398,000		$12,768.23
Total Fee Offsets							—
Net Fee Due							$12,768.23

(1)
Amount to be registered consists of 1,400,000 shares of Hancock Whitney Corporation (the “Company”) common stock, $3.33 par value per share (“Common Stock”) that may be offered or sold under the Hancock Whitney Corporation 2020 Long Term Incentive (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on January 27, 2025.